EXHIBIT 10.35

OMNICARE, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
TIMOTHY E. BIEN

          OMNICARE, INC., a Delaware corporation, having a business address at 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011 (the “Company”), hereby enters into this amended and restated employment agreement (this “Agreement”) with TIMOTHY E. BIEN (the “Employee”), in connection with the matters described herein.

          WHEREAS, the Employee has entered into an employment agreement with the Company dated January 1, 1994, as amended on February 25, 2000 (the “Prior Employment Agreement”), pursuant to which the Employee currently serves as an officer of the Company with the title of Senior Vice President of Professional Services and Purchasing;

          WHEREAS, the Employee has informed the Company that he intends to step down from his current position as an officer of the Company effective May 31, 2006; and

          WHEREAS, effective June 1, 2006 (the “Effective Date”), the parties hereto have agreed to continue the employment relationship between the Employee and the Company on a part-time basis and to amend and restate the terms of the Employment Agreement as provided herein.

          NOW, THEREFORE, in consideration of and in reliance upon the foregoing and the covenants, obligations and agreements contained herein, the parties hereto agree as follows:

1.

EMPLOYMENT PERIOD. The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement for a term beginning on the Effective Date and ending on May 31, 2010 (the “Initial Term”). Upon the expiration of the Initial Term, the term of this Agreement will be automatically extended until May 31, 2012 (the “Renewal Term”) unless either party notifies the other party in writing at least thirty (30) days prior to the expiration of the Initial Term that it does not intend to renew this Agreement. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 5 hereof. The period of time between the commencement and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

2.	POSITION AND RESPONSIBILITIES.

(a)

Position, Status and Reporting. During the Employment Period, the Employee shall serve the Company as a part-time employee with the title of Special Advisor to the Chief Executive Officer. The Employee shall report only to the Company’s Chief Executive Officer (the “CEO”) and shall have such duties and responsibilities consistent with the Employee’s position and experience as are assigned by the CEO from time to time. The status of the Employee shall be that of a common law employee of the Company.

(b)

Primary Responsibilities. The Company and the Employee agree that during the Employment Period, the primary responsibilities of the Employee shall be as follows: (i) to provide a smooth transition of the Employee’s current job duties and responsibilities to other employees of the Company; (ii) to continue to work at the request of the CEO on various matters in the purchasing and Medicare Part D areas of the Company’s business operations; (iii) to counsel and advise the CEO on business matters generally involving the Employee’s areas of expertise; (iv) to provide the cooperation and assistance set forth in Section 7 hereof; and (v) to provide such other services consistent with this Agreement as may be requested by the CEO from time to time (the foregoing clauses (i) through (v) being collectively referred to herein as the “Services”). Employee agrees to devote his full skill and efforts to the performance of the Services.

(c)

Part-Time Employment. For each of the first and second year during the Initial Term, the Employee agrees that the time commitment expected for the performance of the Services under this Agreement shall be approximately six hundred to six hundred fifty (600 - 650) hours per year. For each of the third and fourth year during the Initial Term, the Employee agrees that the time commitment expected for the performance of the Services under this Agreement shall be approximately four hundred (400) hours per year. For the Renewal Term, if applicable, the time commitment expected for the performance of the Services shall be determined at the beginning of the Renewal Term by mutual agreement of the parties hereto. The Employee’s performance of the Services shall be scheduled at such times as are necessary for the Company’s conduct of its business, taking into account reasonable accommodation for Employee’s other obligations. Notwithstanding the foregoing, the Employee shall not become an employee or service-provider of another business during the Employment Period on any basis that will interfere with the performance of the Services or that would violate the restrictive covenants set forth in Section 6 of this Agreement.

(d)

Attached Personnel. During the Employment Period, the Employee shall coordinate his Services with and receive support from Company personnel to be designated by the CEO in consultation with the Employee. Initially, such Company personnel shall consist of the current Vice President of Purchasing, the Director of Medicare Relations and the Employee’s personal administrative assistant. Such Company personnel shall be authorized to provide the Employee with such information and assistance as may be required by the Employee for the performance of the Services pursuant to the terms hereof.

(e)

Business Office. The Company shall continue to provide the Employee with his current business office at its corporate headquarters through at least December 31, 2006. Following such date, for the performance of any Services that the Company requires to be performed at its corporate headquarters, the Company shall provide the Employee with an appropriate business office and administrative support as is necessary for the performance of the Services. The Employee may be required to travel on Company business from time to time.

3.	SALARY AND OTHER COMPENSATION.

	(a)	Base Salary. During the Employment Period, the Employee shall be entitled to receive a base salary (the “Base Salary”) from the Company, payable in accordance with the normal payroll practices of the Company, as follows: (i) during each of the first and second year of the Initial Term, at the rate of $125,000 per annum, (ii) during each of the third and fourth year of the Initial Term, at the rate of $90,000 per annum, and (iii) during the Renewal Term, if applicable, at a rate to be determined at the beginning of the Renewal Term by mutual agreement of the parties hereto. The Employee shall not participate in the Company’s annual or long-term incentive bonus plans during the Employment Period.

(b)

Employee Benefits. During the Employment Period, the Employee shall be entitled to participate in the following employee benefit plans of the Company as in effect during the Employment Period: (i) health and welfare benefit plans and tax-qualified pension plans, subject to applicable tax qualification requirements, (ii) Supplemental Benefit Plan and Excess Benefit Plan; (iii) Stock Plus Program; and (iv) Split-Dollar Life Insurance Agreement; in each case, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. The Company shall also reimburse the Employee for all reasonable expenses incurred by the Employee in connection with obtaining personal financial, tax and estate planning services and advice, upon the submission by the Employee of appropriate invoices, subject to a maximum reimbursement of $15,000 annually.

(c)

Business Expenses. All reasonable and necessary travel and other out-of-pocket business expenses incurred by the Employee in the performance of the Services hereunder shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies, applied on a basis consistent with past practice for the Employee. Effective January 1, 2007, the Company shall also provide the Employee with a monthly stipend of $1,000 per month to reimburse him for business expenses expected to be incurred in connection with the performance of the Services.

4.	OUTSTANDING EQUITY AWARDS.

(a)

Stock Options. During the Employee’s employment with the Company prior to the Effective Date, the Employee has been awarded periodic grants of stock options to purchase shares of the Company’s common stock under the Company’s equity compensation plans. All such stock option grants that are outstanding as of the Effective Date (the “Stock Options”) shall remain in full force and effect in accordance with their terms during the Employment Period, and Employee’s employment hereunder will constitute continued employment for purposes of continued vesting and exercisability of such Stock Options. In addition, in accordance with the terms of the Stock Options, upon a “change in control” of the Company (as defined under the applicable Company equity plan) during the Employment Period, any unvested portion of the Stock Options will become immediately vested and exercisable. It is not expected that the Employee will receive any additional grants of stock options during the Employment Period (except for any participation in the Company’s stock plus program).

(b)

Restricted Stock. During the Employee’s employment with the Company prior to the Effective Date, the Employee has been awarded periodic grants of restricted shares of the Company’s common stock under the Company’s equity compensation plans. All such restricted stock grants that are unvested as of the Effective Date (the “Restricted Stock”) shall remain in full force and effect in accordance with their terms during the Employment Period, and Employee’s employment hereunder will constitute continued employment for purposes of continued vesting of such Restricted Stock. In addition, in accordance with the terms of the Restricted Stock, upon a “change in control” of the Company (as defined under the applicable Company equity compensation plan) during the Employment Period, any unvested shares of the Restricted Stock will become immediately vested. It is not expected that the Employee will receive any additional grants of restricted stock during the Employment Period.

5.	TERMINATION OF EMPLOYMENT PERIOD.

(a)

General. The Employment Period may be terminated by either party hereto for any reason upon thirty (30) days’ advance written notice (or payment in lieu thereof). Except as provided in Section 5(b) hereof, upon termination of the Employment Period, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the Base Salary earned prior to the date of termination, (ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3(c) hereof, (iii) rights in respect of the employee benefit plans and programs in which the Employee is participating at the time of termination, and (iv) rights in respect of the Stock Options and the Restricted Stock in accordance with their terms .

(b)

Termination by the Company Without Cause. In the event of a termination of the Employment Period by the Company without “Cause,” neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive:

(i)	the rights set forth in Section 5(a) hereof;

(ii)	continued payment of the Base Salary over the then-remaining period of the Initial Term or the Renewal Term, as the case may be, but not to exceed a period of 24 months; and

(iii)

effective upon the date of such termination by the Company without Cause, any unvested portion of the Stock Options outstanding as of the Effective Date shall accelerate and become immediately vested and exercisable, and any unvested shares of the Restricted Stock outstanding as of the Effective Date shall accelerate and become immediately vested; it being understood that the Stock Options and Restricted Stock shall otherwise be treated upon termination of the Employment Period in accordance with the terms of the applicable award documents, including forfeiture of any unvested rights upon a voluntary termination by Employee or a termination by the Company for Cause.

For purposes hereof, the term “Cause” shall have the following meaning: (i) conduct by the Employee which is intentionally detrimental to the Company’s reputation, goodwill or business operations; (ii) gross or habitual neglect of the Employee’s duties or breach of the Employee’s duties or misconduct in discharging such duties; (iii) the Employee’s repeated failure or refusal from his duties without the consent of the CEO; (iv) the Employee’s failure or refusal to comply with the reasonable and lawful directions of the CEO or with the policies, standards, and regulations of the Company as from time to time may be made known to the Employee; or (v) the material breach by the Employee of the restrictive covenant provisions of Section 6 hereof or any other provision of this Agreement.

6.	RESTRICTIVE COVENANTS.

(a)

Confidential Information. The Employee agrees that during the Employment Period and thereafter, he and any persons or entities over which the Employee has control shall not directly or indirectly (without the Company’s prior written consent), use for himself or use for, or disclose to any party other than the Company, any secret, proprietary or confidential information or data regarding the business of the Company, or any secret, proprietary or confidential information or data regarding the costs, uses, methods, applications or customers, trade accounts or suppliers (and pertinent information regarding transactions and prospective transactions therewith) or products made, sold by the Company, or regarding any secret, proprietary or confidential design, apparatus, process, system, manufacturing or other method at any time used, developed or investigated by the Company, whether or not such item was invented, developed, acquired, discovered or investigated by the Employee. At the termination of the Employee’s employment with the Company, or at any other time the Company requests, the Employee agrees to promptly deliver to the Company all computer software or data, memoranda, notes, records, sketches, plans or other documents made or compiled by, delivered to, or otherwise acquired by the Employee concerning the costs, uses, methods, designs, applications or purchases of products made by or sold by the Company or any secret, proprietary or confidential product, apparatus or process manufactured, used, developed, acquired or investigated by the Company or by any person in a contractual relationship with the Company. The Employee will undertake all reasonably necessary and appropriate steps to insure that the confidentiality of such Company proprietary or confidential information shall be maintained.

(b)

Non-Competition. The Employee agrees that during the Employment Period, and for a period of eighteen (18) months after termination of the Employee’s employment hereunder for any reason, other than a termination by the Company without Cause, he will neither, directly or indirectly, engage or be interested in any business competing with the Company, its subsidiary or parent companies, or their respective successors, nor, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business which shall compete with the Company or any business conducted by the Company, its subsidiary companies or any of their respective successors, in the United States of America. For purposes of this Section 6, the business of the Company shall include any business in which the Company is engaged during the Company’s fiscal year immediately preceding the date on which Employee’s employment with the Company is terminated, the sales of which business account for 5% or more of the total consolidated sales of the Company during such fiscal year. The Employee hereby represents that he has complied with the restrictive covenant provisions of the Employment Agreement during the term of the Employee’s employment with the Company and, as of the date hereof, is in compliance with all of the Employee’s obligations thereunder.

(c)

Enforcement. The Employee acknowledges and agrees that the provisions of this Section 6 are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if he breaches any provision of this Section 6, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages. In addition, the Employee further acknowledges that if he breaches any provision of this Section 6 following his termination of employment with the Company, the Employee will forfeit the right to any unpaid severance or other payments due under this Agreement. For purposes of the restrictions of this Section 6, references to “Company” include reference to its subsidiaries and affiliates.

7.

COOPERATION. The Employee hereby agrees that, during the Employment Period and for a period of eighteen (18) months following termination of the Employment Period for any reason, the Employee shall cooperate with the Company and its affiliates in providing information and assistance that the Company and its affiliates reasonably request and in taking such other action as the Company and its affiliates may reasonably request including, without limitation, consultation concerning the Employee’s areas of responsibility. The Employee further agrees to reasonably assist the Company and its affiliates with respect to all reasonable requests to provide testimony and other assistance in connection with any audit, investigation, inquiry, legal proceeding or other matter relating to the Company or its affiliates, including but not limited to, any Federal, state or local audit, proceeding or investigation (other than proceedings relating to the enforcement of this Agreement). The Company will reimburse any reasonable out-of-pocket expenses incurred by the Employee incurred at the request of the Company in connection with any such cooperation or participation. The amount of time spent by the Employee in providing any assistance requested by the Company pursuant to this Section 7 shall be credited towards the hours thresholds specified in Section 2(c) hereof. To the extent that the maximum hours threshold for any period is exceeded as a result of such assistance by the Employee, the Company shall compensate the Employee at an hourly rate that is determined by dividing the then-applicable Base Salary by the maximum hours threshold for that period.

8.

TAX WITHHOLDING. All compensation paid to the Employee under this Agreement shall be subject to all applicable income tax, employment tax and all other federal, state and local tax withholdings and deductions that apply to employees generally.

9.

INDEMNIFICATION. The Employee shall continue to be indemnified by the Company for his services as an officer, director and employee of the Company for periods prior to the Effective Date to the maximum extent permitted by law and the Company’s charter and by-laws. During the Employment Period, the Company shall indemnify the Employee from and against any claim of liability or loss (including reasonable attorney’s fees) arising as a result of the Employee’s good faith activities in the course of his employment hereunder.

10.

WAIVER AND RELEASE OF EMPLOYMENT CLAIMS. Upon termination of employment under this Agreement, the Employee hereby agrees to execute the Company’s standard general release of claims and covenant not to sue in favor of the Company, its affiliates and their officers and directors, with respect to all claims and causes of action arising out of the Employee’s employment with the Company prior to the date of termination and the Employee agrees that the execution and honoring of such release is a condition for any of the Employee’s compensation rights under Section 5 hereof.

11.

DISPUTE RESOLUTION. The parties agree that any and all disputes arising out of or relating to this Agreement or the Services shall be determined exclusively by confidential, final and binding arbitration in the State of Ohio in accordance with the rules established by the American Arbitration Association, except that the Company shall retain the right to seek injunctive and equitable relief for any actual or threatened breach of Section 6 hereof in accordance with the provisions of Section 6 hereof. Without limitation of the foregoing, each party acknowledges that it is hereby waiving any right to have any such dispute resolved by jury trial. Judgment may be entered on an arbitrator’s award hereunder in any court having jurisdiction. Each party hereto shall bear its own respective costs and expenses of any such arbitration proceeding and shall be responsible for its own legal fees.

12.

NOTICES. Any notice hereunder by the Employee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Employee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Employee may have on file with the Company.

13.

ASSIGNMENT. No party hereto may assign his or its rights or delegate his or its duties hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

14.

SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable in the manner set forth in this Agreement, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

15.	GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to the choice of law principles thereof.

16.	SURVIVAL. The provisions of Sections 6, 7, 9, 10 and 11 hereof shall survive any termination of this Agreement.

17.

Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto.

18.

SECTION 409A COMPLIANCE. To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code (the “Code”), and this Agreement shall be construed and applied in a manner consistent with this intent. In the event that any of the compensation to be provided to the Employee under this Agreement is determined by the Company to be in the nature of nonqualified deferred compensation, the Company and the Employee hereby agree to take such actions as may be mutually agreed between the parties to ensure that such compensation complies with the applicable provisions of section 409A of the Code and the official guidance issued thereunder.

19.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.

ENTIRE AGREEMENT; AMENDMENTS. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and, except as specifically provided herein, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, including without limitation the Prior Employment Agreement). No amendments or modifications of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Employee and an authorized officer of the Company have executed this Agreement on February 17, 2006.

EMPLOYEE	OMNICARE, INC.

By:

Timothy E. Bien	Name:	Joel F. Gemunder
	Title:	President and Chief Executive Officer